Exhibit 99.2

News Release

2700 Lone Oak Parkway	612-726-2331
Eagan, MN 55121-1534
nwa.com

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES REPORTS FIRST QUARTER RESULTS

EAGAN, MINN. – (April 21, 2004) – Northwest Airlines Corporation (NASDAQ: NWAC), the parent of Northwest Airlines, today reported a net loss of $230 million or $2.67 per common share for the first quarter of 2004. This compares to the first quarter of 2003, when Northwest reported a net loss of $396 million or $4.62 per common share. Excluding unusual items, the company reported a loss of $318 million, or $3.71 per common share in the first quarter of 2003.

Richard H. Anderson, chief executive officer, said, “While our relative unit revenue performance during the quarter was better than many of our competitors, this was another difficult quarter for Northwest.  We did see some revenue recovery, but that recovery was offset by aircraft fuel prices, which are near their highest levels in 20 years.”

“We still face the same challenge. Our costs remain higher than the revenues we generate.  In addition, we did not have the benefit of non-core asset sales or federal government reimbursements reported in several recent quarters. Until we achieve competitive labor costs, we will be unable to generate a sustainable profit,” he continued.

Anderson added, “Northwest aggressively managed its operations during the quarter by controlling non-fuel unit costs, even with a reduction in available seat miles (ASM). We also continued our three-year non-labor cost reduction efforts by employing innovative technology throughout the organization that reduced costs and improved customer service.”

Financial Results

Operating revenues in the first quarter increased by 9.6% versus the first quarter of 2003 to $2.6 billion. Passenger revenue per available seat mile increased by 12.5% on 3.1% fewer ASMs.

Operating expenses in the quarter increased 0.4% versus a year ago to $2.7 billion. Excluding $78 million of unusual items in the first quarter 2003, operating expense increased 3.4%.  Unit costs, excluding fuel and unusual items, increased by 2.3% on 3.1% fewer ASMs.  Fuel prices, which negatively impacted the quarter by $64 million versus the first quarter of 2003, averaged 100.2 cents per gallon, excluding taxes, up 18.0%.

Northwest’s quarter-ending cash balance was $3.1 billion, of which $2.9 billion was unrestricted.

Bernie Han, executive vice president and chief financial officer, said, “We continued to maintain our strong cash position during the quarter by taking prudent actions, including a $300 million unsecured debt financing that offset debt maturities coming due in early 2004.  This transaction was a reflection of confidence by the financial markets that the airline will align its operating costs with anticipated revenues to ensure long-term viability.”

Other

In April, pension reform legislation was passed by the U.S. Congress and signed by President Bush.  The measure provides temporary deficit reduction contribution and interest rate relief for defined benefit pension plans at a number of companies including Northwest.  Without this relief, the airline would have been required to pay hundreds of millions of dollars in additional pension payments over the next several years.

Doug Steenland, president, said, “Northwest appreciates the work of Congress and the Bush Administration in enacting this important legislation.  We worked closely with the Air Line Pilots Association, International Association of Machinists and Aerospace Workers, and Transport Workers Union officials to inform members of Congress on the need for temporary relief until Congress and the Administration can address pension reform on a more permanent basis.”

Discussing labor, Steenland, said, “We continue to update our union leaders on a regular basis about the financial challenges facing our airline.  We anticipate sitting down with our pilots and other labor unions in the near future to further our discussions, with the goal of achieving competitive labor agreements for all parties.”

Northwest continues to build its network.  During the quarter, the airline announced new service to a number of international and domestic markets. In June, the airline begins daily nonstop service between Portland, Ore., and its Pacific hub at Tokyo.  The new service, announced in January, will give Northwest customers eight U.S.-Japan gateways and four West Coast connections to Tokyo.

During the past six months, Northwest has announced or begun new service to eight destinations from its WorldGateway at Detroit, 11 destinations from Minneapolis/St. Paul and seven cities from Memphis, Tenn.  New cities being added to the airline’s network include Newburgh, N.Y., Kitchener/Waterloo, Ontario, Canada, and Asheville, N.C., all served from Detroit.  In addition, Northwest announced an expansion of its service at Milwaukee.

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,500 daily departures.  Northwest and its travel partners serve nearly 750 cities in almost 120 countries on six continents.

Northwest Airlines will Web cast its first quarter earnings conference call at 11:30 a.m. Eastern Daylight Time (10:30 a.m. Central) today.  Investors and the news media are invited to listen to the call through the company’s investor relations Web site at http://ir.nwa.com.

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, the future level of air travel demand, the company’s future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U. S. and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor negotiations both at other carriers and the company, low fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation and inflation.  Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2003. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

# # #

NOTE TO EDITORS:  A table of Selected Financial and Statistical Data is attached to this release.  For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331.  Investor inquiries can be directed to Northwest Airlines Investor Relations at (800) 953-3332.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31		Percent Change
	2004	2003
OPERATING REVENUES
Passenger	$1,963	$1,799	9.1
Regional carrier revenues	217	173	25.4
Cargo	183	167	9.6
Other	240	236	1.7
Total operating revenues	2,603	2,375	9.6

OPERATING EXPENSES
Salaries, wages and benefits	937	967	(3.1)
Aircraft fuel and taxes	450	411	9.5
Selling and marketing	175	176	(0.6)
Depreciation and amortization	141	142	(0.7)
Aircraft rentals	114	118	(3.4)
Aircraft maintenance materials and repairs	111	133	(16.5)
Landing fees	74	72	2.8
Other rentals	72	71	1.4
Regional carrier expenses	256	125	n/m
Other	381	408	(6.6)
Pension curtailment and severance charges (a)	—	78	(100.0)
Total operating expenses	2,711	2,701	0.4

OPERATING INCOME (LOSS)	(108)	(326)	66.9
Operating margin	(4.1)%	(13.7)%	9.6	pts.

OTHER INCOME (EXPENSE)
Interest expense, net	(132)	(111)	(18.9)
Interest of mandatorily redeemable security holder	—	(6)	100.0
Investment income	13	9	44.4
Foreign currency gain (loss)	4	(1)	n/m
Other	—	9	(100.0)
Total other income (expense)	(115)	(100)	(15.0)

INCOME (LOSS) BEFORE INCOME TAXES	(223)	(426)	47.7

Income tax benefit (b)	—	(30)

NET INCOME (LOSS)	(223)	(396)

Preferred stock requirements	(7)	—
NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(230)	$(396)

Earnings (Loss) per common share:
Basic	$(2.67)	$(4.62)
Diluted	$(2.67)	$(4.62)

Average shares used in computation:
Basic	86	86
Diluted	86	86

See the accompanying notes on the following page.

NOTES:

(a)                                  During the quarter ended March 31, 2003, the Company recorded charges related to severance and the acceleration of pension expense resulting from a reduction in work force of $20 million and $58 million, respectively.

(b)                                  During the quarter ended March 31, 2003, the Company recognized its remaining $30 million net deferred tax liability.  Given recent loss experience, current accounting rules do not allow the Company’s balance sheet to reflect a net deferred tax asset.  Therefore, a valuation allowance is provided against tax benefits in excess of its previously remaining deferred tax liability.

OPERATING STATISTICS (1)

	Three Months Ended March 31				Percent Change
	2004		2003
Scheduled Service:
Available seat miles (ASM) (millions)	21,831		22,526		(3.1)
Revenue passenger miles (RPM) (millions)	16,705		16,562		0.9
Passenger load factor	76.5%		73.5%		3.0	pts.
Revenue passengers (thousands)	12,512		12,284		1.9
Passenger revenue per RPM (yield)	11.75	¢	10.87	¢	8.1
Passenger revenue per ASM (RASM)	8.99	¢	7.99	¢	12.5

Total operating ASM (millions)	21,894		22,737		(3.7)
Operating expense per total ASM (2)	10.23	¢	10.16	¢	0.7
Operating expense per total ASM excluding unusual items (2)	10.23	¢	9.82	¢	4.2
Operating expense per total ASM excluding fuel and unusual items (2)	8.39	¢	8.20	¢	2.3

Cargo ton miles (CTM) (millions)	540		484		11.6
Cargo revenue per ton mile	33.79	¢	34.45	¢	(1.9)

Fuel gallons consumed (millions)	421		442		(4.8)
Average fuel cost per gallon, excluding fuel taxes	100.16	¢	84.85	¢	18.0
Number of operating aircraft at end of period	432		435		(0.7)
Full-time equivalent employees at end of period	39,230		42,781		(8.3)

(1)          All statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”) and is comparable to statistics reported by other major network airlines.

(2)          Excludes the revenues and expenses associated with the operation of Northwest's fleet of Boeing 747 freighter aircraft, MLT Inc., NBA transportation program and gain/loss on disposal of assets.  Please refer to the Reconciliation of GAAP Financial Information to Non-GAAP Financial Information on the following page.

SELECTED BALANCE SHEET DATA

	March 31, 2004	December 31, 2003
(in millions)
Cash, cash equivalents and unrestricted short-term investments	$2,936	$2,757
Restricted short-term investments	172	126
Total cash, cash equivalents and short-term investments	3,108	2,883

Total assets	14,433	14,154

Long-term debt, including current maturities	8,054	7,866
Long-term obligations under capital leases, including current obligations	390	419

Common stockholders' deficit	(2,249)	(2,011)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Three Months Ended March 31, 2004 and 2003

	Operating Revenues	Operating Expenses	Operating Loss	Loss before Income Taxes	Net Income (Loss) (1)	Earnings (Loss) per Share
						Basic	Diluted
	(in millions, except per share data)
Three Months Ended March 31, 2003
GAAP Financial Information	$2,375	$2,701	$(326)	$(426)	$(396)	$(4.62)	$(4.62)

Items Excluded:
Curtailment charge	—	(58)	58	58	58	0.67	0.67
Severance expenses	—	(20)	20	20	20	0.24	0.24

Non-GAAP Financial Information	$2,375	$2,623	$(248)	$(348)	$(318)	$(3.71)	$(3.71)

(1)  Net Income (Loss) applicable to Common Shareholders

	Three Months Ended March 31
(in millions)	2004	2003

Operating Expense per Total ASM (reconciliation):
Operating expenses per GAAP	$2,711	$2,701
Freighter operations	(140)	(121)
MLT Inc. - net of intercompany eliminations	(60)	(72)
Regional carriers - net of intercompany eliminations (2)	(256)	(188)
Other	(15)	(9)
Operating expenses-passenger service	$2,240	$2,311
Total operating ASM (millions)	21,894	22,737
Operating expense per total ASM	10.23 ¢	10.16 ¢

Unusual items:
Curtailment charge	—	(58)
Severance expenses	—	(20)
Operating expenses-passenger service excluding unusual items	$2,240	$2,233
Operating expense per total ASM excluding unusual items	10.23 ¢	9.82 ¢

Less: Mainline fuel expense	402	369
Operating expenses-passenger service excluding unusual items and fuel	$1,838	$1,864
Operating expense per total ASM excluding fuel and unusual items	8.39 ¢	8.20 ¢

(2)      The amount shown in 2003 includes regional carrier expenses as well as Pinnacle Airlines, Inc. operating expenses, net of eliminations.  Pinnacle Airlines, Inc. financial statements were consolidated with the Company’s financial statements prior to its initial public offering on November 24, 2003.